UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 26, 2011
Date of Report (Date of earliest event reported)

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

(276) 326-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02            Results of Operations and Financial Condition.

On January 26, 2011, First Community Bancshares, Inc. (the “Company”) announced by press release its earnings for the fourth quarter and full year of 2010.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02            Departure of Directors or Certain Officers

A. A. Modena notified the board of directors of the Company of his decision to retire from his position as director of the Company and its wholly owned subsidiary, First Community Bank, N. A., effective January 31, 2011.  Mr. Modena has a rich history of leadership with the Company, spanning more than fifty years. Mr. Modena’s executive experience with the Company has included positions as past Executive Vice President and Secretary of First Community Bancshares, Inc. and past President and Chief Executive Officer of The Flat Top National Bank of Bluefield.  Mr. Modena’s decision to retire was not a result of any disagreement with the Company or its management.

Item 7.01            Regulation FD Disclosure

On January 27, 2011, the Company held a public conference call to discuss its financial results for the quarter and year ended December 31, 2010.  The conference call was previously announced in the earnings release dated January 26, 2011.  The following are the prepared remarks.

John M. Mendez, President and Chief Executive Officer –

While the fourth quarter results were good in contrast with the broader financial services industry, our GAAP earnings were constrained by two events which we will discuss later in the call this morning.  For these reasons, we did not achieve all that we hoped for the quarter; however, we did further our positioning for the coming year.  We made further progress in the areas of overall credit quality and portfolio management and we continue to make great progress in terms of capital build, particularly our Bank-level Tier I Tangible Capital.

Perhaps the most encouraging result in the fourth quarter was the volume and content of our loan portfolio charge-offs.  While net charge-offs were up from the preceding quarter, it was driven by a single charge on a large exposure that progressed toward final resolution near year-end.  The single largest loan within our portfolio; with exposure of $8mm was substantially reduced with a $4 million payment and $1.6 million partial charge-off to reduce the retained portion of the loan to estimated net realizable value of $2.4 million.

We also reduced a second large exposure on a $13 land loan to $9 million early in the fourth quarter leaving a well secured loan which is under contract to close and completely liquidate the loan, hopefully in the first quarter of this year.  With these two events we have substantially reduced key exposures in land and C&I.

The $1.6 million charge-off referenced earlier certainly drove our totals higher for the quarter and the year but it does represent a somewhat unique and isolated risk that we feel will not be replicated.  So excluding that particular charge-off our broad portfolio charge-offs declined for the third consecutive quarter to $2 million or 14 basis points on average loans.  This is a very good trend in net charge-offs and changes our thinking on provisioning, now with reserves at a record level and net charge-offs on the homogenous portfolio declining for the third consecutive quarter.  This very definitely changes our thinking on Provision/Charge-off Coverage and paves the way for declining provisions in coming quarters.

I would also note that we declared our first quarter dividend yesterday.  While we feel we have the capacity to increase the dividend today, we chose to retain the $0.10 per share rate for the quarter as we continue to focus on capital build in support of our growth plan.  At $0.10 per share we are yielding about 2.8% on yesterday’s closing price.  We will continue to evaluate the dividend in light of our strategic plan, economic conditions, credit results and our progression of earnings normalization.

David D. Brown, Chief Financial Officer –

We reported net income for the fourth quarter of $4.89 million, or $1.23 per share.  We saw margin dip a little from last quarter as it came in at 3.78%.  Loan yields fell 13 basis points to 5.94%.  Investment yields dropped 17 basis points as cash flow has rolled in that portfolio and repriced lower and we continued to maintain some pretty substantial liquidity through the quarter, which weighed on margin.

The funding side saw an 8 basis point decrease in overall cost.  The CD portfolio declined another 8 basis points from last quarter, and turned in the first sub-2% quarter that any of us can remember.  The money market accounts again led the savings line down by 19 basis points this quarter.

We made a $3.69 million provision for loan losses during the fourth quarter, which covered charge-offs by 102% and built the allowance to 1.91% of loans.  Approximately $270 thousand of the $3.69 million in provision set aside specifically to cover modifications and restructurings we added this quarter.

Wealth revenues increased $113 thousand on a linked basis due to increases at trust and investment advisory services.  Linked-quarter, deposit account service charges decreased slightly on lower NSF incidents.  Other service charges and fees were up slightly on better interchange income.  Insurance revenues down were $125 thousand, linked-quarter, on lower sales volumes.  We realized net securities gains of $4.25 million during the quarter, $4.50 million of which came from recoveries on 4 of the last 5 trust preferred CDO’s, which were charged down through impairments in 2009.  Also in other non-interest income, we had a negative $210 thousand adjustment to record the mark-to-market adjustment on secondary market loans and commitments.

Debit card interchange revenue has certainly been a hot topic lately, and I want to give you a little insight in this area.  We had $3.81 million of interchange revenue in 2010, which was up $776 thousand from 2009.  While there is certainly a risk to the revenue stream from the Durbin amendment, we are optimistic that those rules will be altered by the time it is all done.  That said, we are developing our plan to combat the potentially lower revenues and are going to pursue that plan until and unless there are significant changes to the regulation.

In the area of non-interest expense, fourth quarter efficiency ratio was 64.8%.  Salaries and benefits were up $566 thousand from the third quarter.  The increase included new officer level staffing in Marketing and staff level incentive compensation.  In furtherance of our strategic plan, we added significant capacity in both the front lines and support areas of the Company in the third quarter.  We certainly expect 2011 to be a much better year in general and want to be prepared.  Additionally, we have used significant resources in the diligence efforts on which we have been working.  The Credit team has been very busy on special projects in the last two years and we felt the need to add capacity in that area.  That said, we are beginning some new efficiency initiatives to wring out savings in our more labor intensive functions.  Total FTE at quarter-end was 679.

We recognized a goodwill impairment of $1.04 million in the insurance agency subsidiary.  This was not unexpected given the recessionary conditions which have brought premium revenue under pressure.  As the economy improves and the market begins to harden, we would expect to see recovery in those revenues.  Additionally, we have seen the marketplace multiples dropping, which some of our recent purchases and discussions have indicated.  All that led to the impairment when we did the annual analysis.

Other operating expenses were $5.95 million, which was an increase of $746 thousand on a linked-quarter basis.  Most notably in that increase were travel costs that were up $98 thousand, ORE expenses and loss provisions that were up $312 thousand, and other losses were up $263 thousand.

I will say that we have been building up corporate and centralized functions in anticipation of coming organic growth and M&A activity.  Obviously the organic growth did not swing back as quickly as we once hoped and M&A activity has taken a little longer to begin percolating.  That said, we are seeing a number of assisted and unassisted opportunities and believe we have the capacity and capability to strip out significant amounts of costs in available transactions.

At the end of the period, total assets decreased by about $53 million which was largely a function of decreasing deposits and retail repos.  On an average basis, most items were relatively flat.  We allowed the CD portfolio to shrink $18 million between period ends as well as on average, as well as improved the pricing.  These rates have continued to drop with the market and we find less and less need for this funding in today’s market.

The one disappointing item was that we lost ground in tangible book.  We finished the year at $10.06, which was a decline of 23 cents from last quarter.  Without the increase in AOCI, tangible book would have built to roughly $10.47.  Consolidated total risk-based capital is expected to be approximately 15.4%.  The Company and the Bank continue to be very well-capitalized, with the Bank’s leverage ratio building to approximately 8.6%.

Gary R. Mills, Chief Credit Officer –

The total loan portfolio measured $1.386 billion at year-end.  While this represents an approximate $12 million decline for the quarter, for the year, the portfolio was little changed from the December 31, 2009, balance of $1.393 billion; which was consistent with our expectations for 2009 portfolio activity.  During the quarter, the bank received principal curtailments totaling approximately $13.2 million on four loans, which contributed to the quarterly decline.  The curtailments, in large part, are indicative of the loans performing as they had been structured.

Asset quality metrics continue to compare well to peer.  Loans 30-89 days delinquent were $17.01 million, or 1.22% of total loans, as compared to $7.9 million, or .57%, as of the 3rd quarter and $14.9 million, or 1.07% as of December 31, 2009.

Approximately three quarters of the increase can be attributed to the Residential 1-4 loan segment, principally driven by the North Carolina Market.  As we evaluate the quarterly increase in the 30-89 day category, we believe there is an element of seasonality in the performance.  Non-accrual loans measured $19.4 million, or 1.40% of total loans, as compared to $16.6 million, or 1.19%, at September 30 and $17.5 million, or 1.25%, at year-end.  The increase in non-accrual loans can be primarily attributed to one loan relationship within the C&I segment, which had been previously identified by the bank and was being monitored on its watch list.  The bank made significant strides toward resolution during the quarter and believes potential loss is properly accounted for within the allowance.  Total delinquency at year-end was 2.62%, as compared to 1.76% and 2.32% as of 3rd quarter-end 2010 and year-end 2009.  There was some improvement in OREO balances during the quarter as OREO declined approximately $600,000 to $4.9 million.  Non-performing assets as a percentage of total assets were little changed during the quarter measuring 1.32% versus 1.31% the previous quarter-end.

Net charge-offs measured $3.6 million for the quarter.  Approximately 44% of the net charge-offs were related to the previously mentioned non-accrual C&I loan relationship.  Absent the impact of that loan relationship, the bank would have experienced a 3rd consecutive quarterly decline in net charge-offs.  While we believe there will continue to be a challenging credit environment in 2011, we are cautiously optimistic that net charge-offs will be coming off previous highs.  The provision for the quarter of $3.68 million essentially laid off against net charge-offs, resulting in an ALLL of $26.482 million.  We believe the bank has established a strong reserve as the allowance as a percentage of loans measures 1.91% and provides a coverage ratio to non-accrual loans of 136%.

Item 8.01            Other Events.

On January 26, 2011, the Company announced by press release its quarterly cash dividend to common stockholders of $0.10 per common share, payable on or about February 25, 2011, to shareholders of record on February 11, 2011.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01            Financial Statements and Exhibits.

(d)	The following exhibit is included with this report:

Exhibit No.	Exhibit Description

99.1	Earnings press release dated January 26, 2011
99.2	Dividend press release dated January 26, 2011

Forward-Looking Statements

This Current Report on Form 8-K, including the exhibits hereto, may include forward-looking statements.  These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.  These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.  Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	January 27, 2011	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer